CERTIFICATE OF FORMATION

OF

ARDEN MACRO MASTER FUND, L.L.C.

FIRST:        The name of the limited liability company is Arden Macro Master Fund, L.L.C.

SECOND:   The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of April, 2012.

By:	/s/ Karen Spiegel
	Name:	Karen Spiegel
	Title:	Authorized Person